UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 12, 2016
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer Identification No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant’s telephone number, including area code: (309) 675-1000
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 12, 2016, the Board of Directors (the “Board”) of Caterpillar Inc. (the “Company”) appointed D. James Umpleby III (58) as the Company’s Chief Executive Officer and a member of the Board, effective January 1, 2017, succeeding Douglas R. Oberhelman who has elected to retire. Also on October 12, 2016, the Company’s Board elected David L. Calhoun (59) as the Company’s non-executive Chairman, effective April 1, 2017. In conjunction with Mr. Calhoun’s election as non-executive Chairman, Edward B. Rust, Jr. will relinquish his role as presiding director, but will remain a member of the Board. Mr. Oberhelman will continue to serve as Chief Executive Officer until January 1, 2017 and will remain executive Chairman of the Board through March 31, 2017. A copy of the Company’s press release announcing these changes is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Mr. Umpleby has served as Group President of the Company, with responsibility for Energy & Transportation, since January 2013 and served as Vice President of the Company, with responsibility for its wholly owned subsidiary Solar Turbines Incorporated, from June 2010 to December 2012.

The Compensation Committee of the Board also approved certain changes to Mr. Umpleby’s compensation. Specifically, the Compensation Committee of the Board approved:

•	An increase in his annual salary to $1,200,000, effective January 1, 2017; and

•	An increase in his target award under the Company’s Annual Executive Incentive Plan from 115% of his base salary to 150% of his base salary, effective January 1, 2017.

Mr. Umpleby will not receive any separate compensation for his service as a director of the Company.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

	Exhibit No.	Description

	99.1	Caterpillar Inc. press release dated October 17, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CATERPILLAR INC.

October 17, 2016	By:	/s/James B. Buda
James B. Buda
Executive Vice President, Law and Public Policy

EXHIBIT INDEX

Exhibit No.	Description

99.1	Caterpillar Inc. press release dated October 17, 2016